Exhibit 5.1

June 15, 2009

PLX Technology, Inc.
870 Maude Avenue
Sunnyvale, CA 94085

Ladies and Gentlemen:

            At your request, we have examined the registration statement on Form S-3 (Registration No. 333-159668) filed by PLX Technology, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on June 2, 2009 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of the resale by the holders thereof of 3,400,000 shares of the Company's common stock, $0.001 par value per share (the "Note Satisfaction Shares") issued in satisfaction of a promissory note in the principal amount of $14,200,000, which note was issued in connection with the Company’s acquisition of all of the outstanding capital stock of Oxford Semiconductor, Inc. in January 2009. The Note Satisfaction Shares are being offered by certain selling stockholders specified in the Registration Statement (the "Selling Stockholders").

As counsel to the Company, we have examined the proceedings taken by the Company and the Selling Stockholders in connection with the registration, offer and sale of the Note Satisfaction Shares. It is our opinion that the Note Satisfaction Shares that have been issued to the stockholders of Oxford Semiconductor, Inc. pursuant to the Agreement and Plan of Merger dated as of December 15, 2008, as amended, have been legally and validly issued and are fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.

Very Truly Yours,

/s/  Jenny C. Yeh